EXHIBIT 99.1

News Release

140 John James Audubon Parkway
Amherst, NY  14228
Immediate Release

Columbus McKinnon Announces Redemption of
7 7/8% Senior Subordinated Notes Due 2019

AMHERST, NY, January 23, 2015 - Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, announced today that it has elected to redeem its outstanding $150 million of 7.875% senior subordinated notes (“Notes”) due February 1, 2019. The Notes will be redeemed at a redemption price of $1,039.38 per $1,000 of principal amount of Notes, plus interest on the Notes up to, but excluding the redemption date of February 23, 2015 (“Redemption Date”). All interest will cease to accrue on and after the Redemption Date.

This press release does not constitute a notice of redemption. The trustee for the redemption is U. S. Bank National Association.

About Columbus McKinnon
Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position and secure materials. Key products include hoists, cranes, actuators and rigging tools. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its website at http://www.cmworks.com.
Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the integration of acquisitions and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. Consequently, such forward looking statements should be regarded as the Company’s current plans, estimates and beliefs. The Company assumes no obligation to update the forward-looking information contained in this release.
Contacts:

Gregory P. Rustowicz	Investor Relations:
Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com